                                                            EXHIBIT 99.1

Contact:                           Contact:

Telecomm Industries Corp.          Telecomm Industries Corp.
David Gruber                       Paul Satterthwaite
Phone: (330) 963-0566              Phone: (317) 574-1000
FAX:    (330) 963-0565             FAX:    (317) 574-1020


                        Telecomm Industries Corp. Completes
                    Acquisition of Division Tel Communications
                                   Group, Inc.

Naperville, Illinois-February 20, 1998   Telecomm Industries Corp. (TCMM:OTC
BB) announced today that it has completed the acquisition of Division Tel Communications Group Inc. of Evansville, Indiana. Terms of the transaction were not disclosed. Telecomm Industries anticipates that the transaction will add $1.5 - $2.0 million in revenues and approximately $300,000 in net income in the coming year.

Division Tel Communications Group Inc. is a privately held company with headquarters in Evansville, Indiana and was founded by Michael Meece in October 1994. Since that time the Company has grown from just one employee to ten full-time employees, and Division Tel Communications Group is one of Ameritech's fastest growing distributors in Southern Indiana. In addition to Ameritech network services, the company markets, installs, and maintains telephone systems and structured wiring systems. Michael R. Meece, Division Tel President, commented, "We are pleased to become part of Telecomm Industries and visualize many snyergies between the two companies. We are also excited to help Telecomm Industries develop both the Ameritech (NYSE:AIT) and BellSouth (NYSE:BLS) regions in Southern Indiana and Western Kentucky."

Telecomm Industries Chairman and CEO, James Lowery, commented, "We are pleased that the acquisition of Division Tel Communications Group is complete. Our acquisition strategy targets companies that will be immediately accretive to earnings per share and increase our market coverage. We expect that the Division Tel acquisition will meet both of these goals. In addition, we are off to a great start in the first quarter of 1998 and expect to continue to grow through additional acquisitions."

Telecomm Industries Corp. is one of the nation's largest distributors of voice and data services for Ameritech (NYSE:AIT), BellSouth (NYSE:BLS), and GTE (NYSE:GTE). Telecomm combines these services with products from world class manufacturers to provide single source telecommunications and computing solutions to its business customers. Telecomm Industries specializes in being the single provider of the customer's total communication needs. Telecomm has over 30,000 accounts in seven states with more than 20 branch offices strategically located throughout the Midwest.

This press release includes forward-looking statements. Actual results may differ materially from those projected in the forward-looking statements. Reference is made to the Company's filings with the Securities and Exchange Commission, including the Company's annual report for fiscal 1996 on Form

10-KSB and its quarterly report for the third quarter of 1997 on Form 10-QSB, for a description of factors that could cause actual results to differ materially from those in the forward-looking statements. There is no assurance that Division Tel Communications Group will be successfully merged into Telecomm Industries.